EXHIBIT 99.1

ADTRAN, INC.

REPORTS SECOND QUARTER 2004 RESULTS and DECLARES QUARTERLY CASH DIVIDEND

HUNTSVILLE, Ala.—(BUSINESS WIRE)—July 12, 2004—ADTRAN, Inc. (NASDAQ:ADTN - News) reported results for the second quarter ended June 30, 2004. Sales increased 33% to $120,601,000 for the quarter compared to $90,437,000 for the second quarter of 2003.

Net income increased 73% to $21,464,000 for the quarter compared to $12,379,000 for the second quarter of 2003. Earnings per share, assuming dilution, were $0.26 for the quarter compared to $0.15 for the second quarter of 2003.

Gross margin improved to 57.8% for the quarter compared to 55.0% in the second quarter of 2003. The increase in gross margin is principally the result of continuing improvements in manufacturing efficiencies and product cost reductions.

Cash and marketable securities, net of debt, totaled $338 million, at June 30, 2004, after repurchase of $12.4 million in common stock.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “Continued expansion of new product revenues significantly contributed to record second quarter sales and earnings for our company. We anticipate new product revenues will persist in providing our primary growth towards record revenues and operating earnings this year.”

The Company also announced that its Board of Directors declared a cash dividend for the fifth consecutive quarter. The quarterly cash dividend is $0.08 per common share to be paid to holders of record at the close of business on August 3, 2004. The ex-dividend date is July 30, 2004 and the payment date is August 17, 2004.

The Company also confirmed that its second quarter conference call will be held Tuesday, July 13 at 9:30 a.m. Central Time. Guidance for the third quarter and year 2004 will be issued during this conference call. This conference call will be webcast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is an established supplier of advanced transmission products that provide users access to today’s expansive telecommunications networks. Widely deployed in carrier, enterprise and global networks worldwide, ADTRAN products support all major digital access technologies. ADTRAN equipment is widely deployed by major Incumbent Local Exchange Carriers, Inter-exchange Carriers, ISPs, Competitive Service Providers, international service providers, public and private enterprises, and original equipment manufacturers.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet

June 30, 2004

Unaudited

(In thousands)

June 30, 2004
Assets
Cash & cash equivalents	$230,520
Short-term investments	$15,147
Accounts receivable (net)	$69,657
Other receivables	$7,273
Inventory (net)	$43,649
Prepaid expenses and other current assets	$7,390

Total current assets	$373,636

Equipment (net)	$24,620
Land	$4,263
Bldg. & land improvements (net)	$64,170
Other assets	$496
Deferred tax assets	$3,344
Long-term investments	$144,614

Total long term assets	$241,507

Total assets	$615,143

Liabilities and stockholders’ equity
Accounts payable	$28,622
Accrued wages and benefits	$7,452
Accrued liabilities	$5,822

Total current liabilities	$41,896

Deferred tax liabilities	$6,313
Other non-current liabilities	$1,544
Long term debt	$50,000

Total long term liabilities	$57,857

Total liabilities	$99,753

Stockholders’ equity	$515,390

Total liabilities and stockholders’ equity	$615,143

Condensed Statements of Income

For the quarters ending 6/30/04 and 6/30/03

(In thousands, except per share data)

Unaudited

	Second Quarter 2004	Second Quarter 2003
Sales	$120,601	$90,437
Cost of sales	$50,840	$40,737

Gross profit	$69,761	$49,700
Selling, general and administrative expenses	$23,984	$20,346
Research and development expenses	$15,896	$13,639

Profit from operations	$29,881	$15,715
Interest expense	$(644)	$(660)
Other income (primarily interest)	$2,562	$2,907

Income before provision for income taxes	$31,799	$17,962
Provision for income taxes	$(10,335)	$(5,583)

Net income	$21,464	$12,379

Weighted average shares outstanding
Basic	79,313	76,037
Diluted (1)	82,221	79,899

Earnings per common share
Basic	$0.27	$0.16
Diluted (1)	$0.26	$0.15

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

Condensed Statements of Income

For the periods ending 6/30/04 and 6/30/03

(In thousands, except per share data)

Unaudited

	Six Months Ended 2004	Six Months Ended 2003
Sales	$234,640	$176,659
Cost of sales	$99,361	$79,886

Gross profit	$135,279	$96,773
Selling, general and administrative expenses	$46,254	$40,503
Research and development expenses	$30,713	$27,909

Profit from operations	$58,312	$28,361
Interest expense	$(1,288)	$(1,319)
Other income (primarily interest)	$4,994	$5,765

Income before provision for income taxes	$62,018	$32,807
Provision for income taxes	$(20,156)	$(9,889)

Net income	$41,862	$22,918

Weighted average shares outstanding
Basic	79,405	75,618
Diluted (1)	82,517	79,019

Earnings per common share
Basic	$0.53	$0.30
Diluted (1)	$0.51	$0.29

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

CONTACT:

Jim Matthews

Senior Vice President – Finance

Chief Financial Officer

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8611

Cathy Bartels

256-963-8220